UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

ALPINE GLOBAL PREMIER PROPERTIES FUND
(Exact name of registrant as specified in its charter)

Delaware	811-22016	20-8430002
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2500 Westchester Avenue, Suite 215, Purchase, New York, 10577
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 251-0880

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 28, 2017, the Board of Trustees of Alpine Total Dynamic Dividend Fund (the “Fund”) approved and adopted Amended and Restated By-Laws (“A&R By-Laws”) of the Fund. The A&R By-Laws are effective as of September 28, 2017. In summary, the A&R By-Laws update the processes, timing and procedures that shareholders of the Fund must follow (e.g., to require the shareholder who has made the proposal or nomination (or a qualified representative) to be present at the meeting where the proposed business is to be transacted), and specifies additional information that shareholders of the Fund must provide, when proposing trustee nominations at any annual or special meeting of shareholders or other business to be considered at an annual meeting of shareholders (e.g., a description of certain agreements, arrangements, understandings or other relationships between or among the trustee nominee and significant shareholders). The A&R By-Laws, in part, align the timing of submission of shareholder proposals or nominations with certain regulatory requirements. The A&R By-Laws now specify qualification requirements that trustee nominees must meet (e.g., age thresholds, disqualifying conduct, other directorships, relationships to other investments advisers and others). It also sets forth the exclusive forum for certain litigation in the State of Delaware.

The preceding is qualified in its entirety by reference to the A&R By-Laws, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events

On September 28, 2017, the Board of Trustees of the Fund also approved and adopted an updated Nominating and Corporate Governance Committee Charter (the “Charter”).  The Charter was updated to include additional information regarding the procedures that shareholders of the Fund must follow when proposing Trustee candidates directly to the Nominating and Corporate Governance Committee.  It was also updated to specify qualification requirements that the Trustee candidates must meet in order to be considered by the Nominating and Corporate Governance Committee.

The preceding is qualified in its entirety by reference to the Charter, which is attached here to as Exhibit 99.2 (and can be found on the fund's website at www.alpinefunds.com), and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine Global Premier Properties Fund

By:	/s/ Andrew Pappert
Name: Andrew Pappert
Title: Secretary
Date: October 4, 2017